As filed with the Securities and Exchange Commission on March 10, 2017

Registration No. 333-198139

Registration No. 333-198140

Registration No. 333-203979

Registration No. 333-203980

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-198139

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-198140

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203979

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203980

PARAGON OFFSHORE plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1146017
(State of Incorporation)	(IRS Employer Identification No.)

3151 Briarpark Drive, Suite 700 Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Paragon Offshore plc 2014 Director Omnibus Plan

Paragon Offshore plc 2014 Employee Omnibus Incentive Plan

Paragon Offshore plc 2014 Director Omnibus Plan (Amended and Restated)

Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (Amended and Restated)

(Full title of the plan)

Todd D. Strickler

Vice President, General Counsel and Corporate Secretary

3151 Briarpark Drive, Suite 700

Houston, Texas 77042

(832) 783-4035

(Name, address and telephone number, including

area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Paragon Offshore plc (the “Company”), deregister all shares of the Company’s ordinary shares, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-198139), pertaining to the registration of an aggregate of 500,000 Shares, issuable under the Paragon Offshore plc 2014 Director Omnibus Plan, filed with the Commission on August 14, 2014.

•                  Registration Statement on Form S-8 (No. 333-198140), pertaining to the registration of an aggregate of 8,475,340 Shares, issuable under the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan, filed with the Commission on August 14, 2014.

•                  Registration Statement on Form S-8 (No. 333-203979), pertaining to the registration of an aggregate of 1,000,000 Shares, issuable under the Paragon Offshore plc 2014 Director Omnibus Plan, filed with the Commission on May 8, 2015.

•                  Registration Statement on Form S-8 (No. 333-203980), pertaining to the registration of an aggregate of 3,200,000 Shares, issuable under the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan, filed with the Commission on May 8, 2015.

As previously disclosed, on February 14, 2016, the Company, and certain of its subsidiaries, filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

In anticipation of the approval and effectiveness pursuant to an order of the Bankruptcy Court of the Company’s chapter 11 plan of reorganization (the “Plan”), the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertaking made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 10, 2017.

PARAGON OFFSHORE PLC

By:	/s/ Dean E. Taylor
Dean E. Taylor
Interim President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements been signed by the following persons in the capacities indicated below on March 10, 2017.

Signature	Title

/s/ Dean E. Taylor
Dean E. Taylor	Interim President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Lee. M Ahlstrom
Lee M. Ahlstrom	Senior Vice President and Interim Chief Financial Officer
(Principal Financial Officer)

/s/ Alejandra Veltmann
Alejandra Veltmann	Vice President and Chief Accounting Officer
(Principal Accounting Officer)

/s/ J. Robinson West
J. Robinson West	Chairman of the Board of Directors

/s/ Anthony R. Chase
Anthony R. Chase	Director

/s/ Thomas L. Kelly II
Thomas L. Kelly II	Director

/s/ John P. Reddy
John P. Reddy	Director

/s/ William L. Transier
William L. Transier	Director